NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 31, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 20, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between VeriFone Systems, Inc. and Vertex Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Vertex Holdco LLC Francisco Partners became effective on August 20, 2018. Each share of VeriFone Systems, Inc. Common Stock was coverted into USD 23.04 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 20, 2018.